[LOGO OF IRON MOUNTAIN]

Investor Relations Contact:
Stephen P. Golden
Vice President, Investor Relations
sgolden@ironmountain.com
(617) 535-2994

FOR IMMEDIATE RELEASE

           Iron Mountain Reports Third Quarter 2008 Financial Results

     o Q3 revenue up 12% year-over-year driven by solid 8% internal growth and balanced performance across business segments

     o OIBDA (excluding asset gains and losses) increases 14% year-over-year on revenue growth, gross margin gains and disciplined cost management; operating income increases to $136 million

     o Significant strengthening of U.S. Dollar drives $16 million, non-cash charge and higher tax provision

     o Revisions made to full year 2008 guidance to reflect projected impacts from recent changes in foreign currency exchange rates

BOSTON - October 30, 2008 - Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, today announced its financial results for the quarter ended September 30, 2008, reporting strong revenue and operating income before depreciation and amortization (OIBDA) growth and earnings of $0.06 per diluted share.

Iron Mountain posted strong year-over-year revenue growth of 12% in the third quarter supported by internal growth of 8%, with acquisitions and foreign currency rate changes contributing approximately 4% to total growth. The Company drove solid revenue gains across its North American Physical, International Physical and Worldwide Digital business segments. Total revenue growth was highlighted by continued strength in service revenue growth, supported by strong overall performance in the North American physical business. OIBDA of $211 million for the quarter exceeded the Company's forecasted range driven by a 14% year-over-year increase in gross profit, reflecting strong revenue gains and continued improvements in gross margins.

"While considerable volatility in foreign exchange rates impacts our reported results, our underlying operational performance and outlook remain strong, reflecting the resiliency of our business model," said Bob Brennan, President and CEO. "We are pleased with our strong third quarter operating results and continued solid business performance. These results reflect solid growth across our segments, driven by our team's focus on disciplined execution in servicing our customers. We also continue to exercise financial discipline in the current environment, maintaining strong liquidity and financing capacity."

Net income for the quarter of $11 million, or $0.06 per diluted share, was impacted by the significant strengthening of the U.S. dollar since the end of the second quarter of 2008. Declines of approximately 9% in currencies such as the British pound sterling and the Euro versus the U.S. dollar during the quarter resulted in a net $16 million non-cash charge in other expense, net as the Company marked its U.S. dollar denominated third party and intercompany debt to market. The net $16 million expense includes offsetting foreign currency gains and losses, which are incurred in different tax jurisdictions. As a result, the Company recorded an additional $20 million of non-cash tax provision. For the quarter, these non-cash charges impacted earnings by $0.17 per diluted share and raised the effective tax rate to 81.6%.

                                    --more--

Iron Mountain Reports Third Quarter 2008 Financial Results / Page 2

Key Financial Highlights - Q3 2008

Iron Mountain's total consolidated revenues for the quarter grew 12% over the prior year period to $784 million driven by solid internal growth of 8% and augmented by several acquisitions completed in 2007, most notably ArchivesOne, Inc., RMS Services - USA, Inc. and Stratify, Inc. Storage internal growth of 8% was as expected. Core service internal revenue growth of 13% was supported by continued strength in shredding services, strong performance in the physical data protection business and increased fuel surcharges. Complementary service revenue internal growth was modest, as expected, due primarily to the completion of large special projects in Europe and some softness in the more discretionary revenues such as fulfillment services and software license sales. See Appendix A at the end of this press release for a presentation of Selected Financial Data.

The Company posted a 14% increase in gross profits for the quarter driven primarily by strong revenue growth. Gross profit margin improved from 54.0% in the third quarter of 2007 to 55.1% in the third quarter of 2008 due to improved storage gross margins in North America, Latin America and Asia Pacific, and increased service margins, supported in part by higher recycled paper revenues. These benefits more than offset the impact of the shift in revenue mix, as labor and transportation intensive services such as secure shredding and Document Management Solutions (DMS) grew faster than storage.

OIBDA for the quarter grew 10% over the prior year period to $211 million, reflecting the Company's revenue performance and gross margin gains. Selling, general and administrative costs increased 14% in the quarter, slightly ahead of revenue gains, reflecting impacts from the integration of recent acquisitions and increased investments in security, new products and infrastructure enhancements initiated in 2007. The impacts of these investments moderated in the third quarter and are expected to moderate further in the fourth quarter. See Appendix B at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

Operating income for the third quarter of 2008 was $136 million, up 6% compared to the same period in 2007, as OIBDA gains were partially offset by increased depreciation and amortization expense, driven primarily by higher levels of capital expenditures in 2007 and acquisitions. Net income for the quarter was $11 million, or $0.06 per diluted share, including other expense, net of $16 million, driven by foreign currency rate fluctuations. The components of other expense, net, are detailed in the table below.

The Company's effective tax rate for the quarter before the impact of any foreign currency rate fluctuations and other discrete items was approximately 40%, which is higher than the expected rate of 38% due to an increase in the estimate of disallowed interest expense deductions at certain foreign subsidiaries. The net tax impact of the foreign currency rate fluctuations as described above added approximately 42% to the effective rate. Based on the current view of its 2008 projected tax position, the Company expects its tax rate before the impact of any foreign currency rate fluctuations and other discrete items for 2008 to be approximately 39%. Included in the 39% rate for 2008 is approximately 2% resulting from the unbenefited net operating losses of certain start-up entities. Beyond 2008, we expect our tax rate before the impact of any foreign currency rate fluctuations and other discrete items to decrease over time by approximately 2%.

The Company's Free Cash Flow before Acquisitions and Discretionary Investments for the nine months ended September 30, 2008 was $86 million. Higher cash flows from operating activities compared to the comparable prior year period were more than offset by increased capital expenditures as the higher 2007 year end accrual reversed into the first quarter of 2008. See Appendix B at the end of this press release for a discussion of FCF and the required reconciliation to the appropriate GAAP measures.

                                    --more--

Iron Mountain Reports Third Quarter 2008 Financial Results / Page 3

Acquisitions

Iron Mountain's acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and service offerings while enhancing its existing operations. Since the end of the second quarter, the Company completed the previously announced acquisition of a DMS business in France.

Financial Performance Outlook

Iron Mountain is refining its financial performance outlook for the full year ending December 31, 2008. This guidance is based on current expectations and does not include the potential impact of any future acquisitions. For the full year, the Company is now targeting 11%-12% revenue growth and 11%-13% OIBDA growth (excluding gains and losses from asset disposals/write-offs). This performance is consistent with its long-term financial goals. Reductions in the company's full year revenue and OIBDA guidance are driven by the significant strengthening of the U.S. dollar against the major currencies, which lowers results reported in US dollars. The Company's outlook for the fourth quarter of 2008 set forth below includes a reduction of about 5% in both revenue and OIBDA driven by the strengthening U.S. dollar, which more than offset the impact of higher than expected performance in the third quarter. Also included in the full year outlook is the $5 million loss on asset write-offs reported year-to-date 2008 plus the $2 million write-off associated with planned real estate moves expected to be recorded in the quarter ending December 31, 2008 (dollars in millions):

                                       Full Year Ending December 31, 2008
                               ------------------------------------------------------
                                 Quarter Ending
                               December 31, 2008     Previous       Current
                               ----------------  ---------------- -----------------
                                 Low    High     Low      High     Low      High
                               ----------------  ---------------- -----------------
Revenues                       $  732  $  762    $ 3,050  $ 3,090  $ 3,035  $ 3,065
Operating Income                  106     121        478      498      473      488
Depreciation & Amortization           ~78                ~295            ~295

Capital Expenditures                                     ~440            ~430
Internal Revenue Growth                               7%       9%       7%       9%

Iron Mountain's conference call to discuss its third quarter 2008 financial results and third quarter and full year 2008 outlook will be held today at 8:30 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 120,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

                                    --more--

Iron Mountain Reports Third Quarter 2008 Financial Results / Page 4

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2008 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company's customers' information;
(iii) changes in the price for the Company's services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company's services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company's services or competition for customers; (vi) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company's business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States;
(ix) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; (x) claims that the Company's technology violates the intellectual property rights of a third party;
(xi)  other  trends  in  competitive  or  economic  conditions   affecting  Iron
Mountain's financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company's most recently filed Annual Report on Form 10-K under "Item 1A. Risk Factors". Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                   -- more --

Iron Mountain Reports Third Quarter 2008 Financial Results / Page 5

APPENDIX A

Selected Financial Data:
(dollars in millions, except per share data)   Q3/2007   Q3/2008   Inc (Dec)
                                               -------   -------   --------
Revenues                                       $ 702     $ 784        12%

Gross Profit (excluding D&A)                   $ 379     $ 432        14%
Gross Margin %                                  54.0%     55.1%

OIBDA                                          $ 192     $ 211        10%
OIBDA Margin %                                  27.4%     26.9%

Operating Income                               $ 129     $ 136         6%
Interest Expense, net                          $  58     $  59         3%

Provision for income taxes                     $  11     $  50       370%
Effective tax rate                              17.0%     81.6%

Net Income                                     $  51     $  11       (78)%
EPS - Diluted                                  $0.25     $0.06

Components of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)       $  (9)    $ (16)


                                          Q3/2008   YTD/2008
                                          -------   --------
Components of Revenue Growth:

Storage internal growth rate                   8%         8%
Service internal growth rate                   9%         9%
                                          -------   --------

    Total internal growth rate                 8%         8%

Impact of acquisitions                        >2%        >4%
Impact of foreign currency fluctuations       >1%        >2%
                                          -------   --------

    Total revenue growth                      12%        15%
                                          -------   --------
NOTE:  Column may not foot due to rounding.

APPENDIX B

Operating Income Before Depreciation and Amortization

Iron Mountain uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. The Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. The Company believes OIBDA and OIBDA Margin provide current and potential investors with relevant and useful information regarding its ability to generate cash flow to support business investment and its ability to grow revenues faster than operating expenses. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

-- more --

Iron Mountain Reports Third Quarter 2008 Financial Results / Page 6

Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                                 Three Months Ended  Nine Months Ended
                                                    September 30,       September 30,
                                                 ------------------  -------------------
                                                   2007      2008      2007       2008
                                                 --------  --------  --------   --------
OIBDA (Operating Income Before Depreciation
   and Amortization)                             $    192  $    211  $    520   $    584
   Less: Depreciation and Amortization                 63        75       181        217

Operating Income                                 $    129  $    136  $    340   $    367

   Less: Interest Expense, net                         58        59       169        179
         Other Income (Expense), net                   (9)      (16)        2        (13)
         Provision for Income Taxes                    11        50        47         93
         Minority Interest                              1        --         1         --
                                                 --------  --------  --------   --------

Net Income                                       $     51  $     11  $    125   $     81
                                                 ========  ========  ========   ========

NOTE:  Columns may not foot due to rounding.

Free Cash Flows Before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows From Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs. As such, we believe this measure provides relevant and useful information to our current and potential investors. FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of Free Cash Flows Before Acquisitions and Discretionary Investments to Cash Flows from Operating Activities (in millions):

                                             Nine Months Ended
                                               September 30,
                                            -------------------
                                              2007       2008
                                            --------   --------

Free Cash Flows Before Acquisitions and
  Discretionary Investments                 $     95   $     86
  Add: Capital Expenditures (excluding
       real estate), net                         221        254
       Additions to Customer Acquisition
       Costs                                      12         10
                                            --------   --------
Cash Flows From Operating Activities        $    328   $    350
                                            ========   ========
  NOTE:  Columns may not foot due to rounding.

                                   -- more --

Iron Mountain Reports Third Quarter 2008 Financial Results / Page 7

                           IRON MOUNTAIN INCORPORATED
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                                                   Three Months Ended           Nine Months Ended
                                                                     September 30,                September 30,
                                                              --------------------------    --------------------------
                                                                  2007           2008           2007          2008
                                                              -----------    -----------    -----------    -----------
REVENUES:
   Storage                                                    $   383,390    $   421,673    $ 1,104,234    $ 1,242,185
   Service and Storage Material Sales                             318,443        362,665        898,800      1,060,394
                                                              -----------    -----------    -----------    -----------

      Total Revenues                                              701,833        784,338      2,003,034      2,302,579

OPERATING EXPENSES:
   Cost of Sales (Excluding Depreciation and Amortization)        322,598        352,251        925,566      1,046,973
   Selling, General and Administrative                            192,274        218,958        561,624        667,118
   Depreciation and Amortization                                   63,207         74,856        180,669        217,293
 (Gain) Loss on Disposal / Writedown of Property, Plant and        (5,033)         1,928         (4,639)         4,634
                                                              -----------    -----------    -----------    -----------
 Equipment, Net

      Total Operating Expenses                                    573,046        647,993      1,663,220      1,936,018
                                                              -----------    -----------    -----------    -----------

OPERATING INCOME                                                  128,787        136,345        339,814        366,561

INTEREST EXPENSE, NET                                              57,556         59,423        169,113        179,199
OTHER EXPENSE (INCOME), NET                                         8,504         15,660         (2,454)        13,157
                                                              -----------    -----------    -----------    -----------

      Income Before Provision for Income Taxes and Minority        62,727         61,262        173,155        174,205
         Interest

PROVISION FOR INCOME TAXES                                         10,647         50,010         46,754         93,141
MINORITY INTEREST IN EARNINGS OF SUBSIDIARIES, NET                    746            (62)         1,308            382
                                                              -----------    -----------    -----------    -----------

      Net Income                                              $    51,334    $    11,314    $   125,093    $    80,682
                                                              ===========    ===========    ===========    ===========

NET INCOME PER SHARE - BASIC                                  $      0.26    $      0.06    $      0.63    $      0.40
                                                              ===========    ===========    ===========    ===========
NET INCOME PER SHARE - DILUTED                                $      0.25    $      0.06    $      0.62    $      0.40
                                                              ===========    ===========    ===========    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC                200,203        201,575        199,742        201,100
                                                              ===========    ===========    ===========    ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - DILUTED              202,111        203,518        201,757        203,325
                                                              ===========    ===========    ===========    ===========

Operating Income before Depreciation and Amortization         $   191,994    $   211,201    $   520,483    $   583,854
                                                              ===========    ===========    ===========    ===========

                                   -- more --

 Iron Mountain Reports Third Quarter 2008 Financial Results / Page 8

                           IRON MOUNTAIN INCORPORATED
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in Thousands)
                                   (Unaudited)

                                                        December 31,   September 30,
                                                           2007            2008
                                                        -----------    -----------
ASSETS

CURRENT ASSETS:
   Cash and Cash Equivalents                            $   125,607    $   318,244
   Accounts Receivable (less allowances of $19,246
      and $18,685, respectively)                            564,049        610,472
   Other Current Assets                                     132,740        153,584
                                                        -----------    -----------
         Total Current Assets                               822,396      1,082,300
                                                        -----------    -----------

PROPERTY, PLANT AND EQUIPMENT:
   Property, Plant and Equipment at Cost                  3,522,525      3,747,368
   Less: Accumulated Depreciation                        (1,186,564)    (1,356,255)
                                                        -----------    -----------
         Property, Plant and Equipment, net               2,335,961      2,391,113
                                                        -----------    -----------

OTHER ASSETS:
   Goodwill, net                                          2,574,292      2,581,278
   Other Non-current Assets, net                            575,272        583,003
                                                        -----------    -----------
         Total Other Assets                               3,149,564      3,164,281
                                                        -----------    -----------

         Total Assets                                   $ 6,307,921    $ 6,637,694
                                                        ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current Portion of Long-term Debt                    $    33,440    $    22,367
   Other Current Liabilities                                732,237        759,218
                                                        -----------    -----------
         Total Current Liabilities                          765,677        781,585

LONG-TERM DEBT, NET OF CURRENT PORTION                    3,232,848      3,393,367
OTHER LONG-TERM LIABILITIES                                 504,852        561,900

MINORITY INTERESTS                                            9,089          3,376

STOCKHOLDERS' EQUITY                                      1,795,455      1,897,466
                                                        -----------    -----------

         Total Liabilities and Stockholders' Equity     $ 6,307,921    $ 6,637,694
                                                        ===========    ===========

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